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                                                                     EXHIBIT 8.1

                                SIDLEY & AUSTIN
                                875 Third Avenue
                            New York, New York 10022
                            Telephone (232) 906-2000
                            Facsimile (212) 906-2021

                                 August 9, 1999

Ocwen Financial Corporation
1675 Palm Beach Lakes Boulevard
West Palm Beach, Florida 33401

Ladies and Gentlemen:

     We refer to the Agreement of Merger dated as of July 25, 1999 (the "Agreement") among Ocwen Financial Corporation, a Florida corporation ("Purchaser"), Ocwen Asset Investment Corp., a Virginia corporation ("Ocwen"), and Ocwen Acquisition Company ("Sub"), a Virginia corporation and subsidiary of Ocwen Properties, Inc., a New York corporation and direct subsidiary of Investors Mortgage Insurance Holding Company, a Delaware corporation and direct subsidiary of Purchaser, which provides for the merger (the "Merger") of Sub with and into Ocwen, with Ocwen as the surviving corporation and the common shareholders of Ocwen becoming shareholders of Purchaser, all on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

     As provided in the Agreement, at the Effective Time, by reason of the
Merger: (i) each then issued and outstanding common share of Ocwen ("Ocwen Common Shares") shall be converted into the right to receive 0.71 validly issued, fully paid and nonassessable shares of common stock of Purchaser ("Purchaser Common Shares"), with cash paid in lieu of fractional shares of Purchaser Common Shares (the "Merger Consideration"); and (ii) all Ocwen Common Shares that are held in the treasury of Ocwen or by any wholly-owned Ocwen Subsidiary and any Ocwen Common Shares owned by Purchaser or by any wholly-owned Purchaser Subsidiary shall be cancelled and no capital stock of Purchaser or other consideration shall be delivered in exchange therefor. All such Ocwen Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of any such Ocwen Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and, if a holder of Ocwen Common Shares on the record date for the 1998 REIT Dividend, the 1998 REIT Dividend, in each case, without interest and less any required withholding taxes.

     The Merger and the Agreement are more fully described in Purchaser's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of Purchaser Common Shares and to which this opinion is an exhibit, which has been filed by Purchaser with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Joint Proxy Statement/Prospectus (the "Prospectus") of Purchaser and Ocwen.
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Ocwen Financial Corporation
August 9, 1999
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     In rendering the opinion expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Registration Statement, the Prospectus and such other documents as we have deemed relevant and necessary (including, without limitation, those described above). Such opinion is conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such documents between the date thereof and the Effective Time.

     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated (i) in accordance with the Agreement and (ii) as described in the Prospectus.

     In rendering the opinion expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings and interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, rulings, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinion stated herein. Furthermore, the opinion expressed below might not be applicable to Ocwen shareholders who or which, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Ocwen Common Shares pursuant to the exercise of employee stock options or otherwise as compensation.

     Based upon and subject to the foregoing, it is our opinion that the discussion set forth in the section of the Registration Statement entitled "The Merger -- Material Federal Income Tax Consequences" constitutes, in all material respects, a fair and accurate summary of the federal income tax consequences that are likely to be material to the shareholders of Ocwen.

     Except as expressly set forth above, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

     We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

     This opinion is provided to you only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by you. Notwithstanding the foregoing, we hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.

                                      Very truly yours,

                                      /s/ SIDLEY & AUSTIN